Exhibit 10.8

ADDENDUM TO LEASE

DATED NOVEMBER             ,1996

BETWEEN BEDFORD PROPERTY INVESTORS, INC.,

a Maryland corporation (“LESSOR”) AND

LESLIE’S POOLMART (INC), a California corporation (“LESSEE”)

FOR PREMISES GENERALLY LOCATED AT

1595 DUPONT AVENUE, ONTARIO, CALIFORNIA

This Addendum is intended to supplement, but not supersede (unless specifically so stated), the provisions of the Lease described above (the “Lease”), and the provisions hereof are hereby incorporated into the Lease. Any capitalized term is hereby given the same meaning as set forth in the Lease. In the event of any conflict between any provision of this Addendum and any provision of the Lease, the provision of this Addendum shall control.

1.	The following is hereby added to Section 1.3, Term:

Term. The “Original Term” shall commence on the earlier to occur of (i) the date that Lessee substantially completes the Improvements (as defined in Exhibit C hereto) such that Lessee can utilize the Premises for Lessee’s intended use, notwithstanding minor incomplete or defective items that do not materially prevent Lessee from utilizing the Premises, or (ii) subject to “Force Majeure” (as defined below), eight (8) weeks following the Early Possession Date (the “Commencement Date”), and shall continue for One Hundred Twenty (120) months, plus any partial month at the beginning of the term if the Commencement Date is other than the first day of a calendar month (the “Expiration Date”). Notwithstanding the foregoing, Lessor and Lessee acknowledge and agree that both Lessor and Lessee shall have a right to terminate this Lease pursuant to and in accordance with the terms and conditions set forth in Section 5 of Exhibit C hereto. Within thirty (30) days following the Commencement Date, Lessee shall execute and deliver to Lessor a written acknowledgment of the Commencement Date in the form attached hereto as Exhibit “B” and incorporated herein by this reference. In the event that the Commencement Date is delayed because (i) Lessor has agreed to perform the Compliance Obligations (as defined in Section 5.B. of Exhibit C), or (ii) of Force Majeure, the Commencement Date shall be delayed one day for each day that Lessor’s performance of the Compliance Obligations within the Premises, or Force Majeure, delays the Commencement Date. Lessee shall notify Lessor in writing in the event that a Force Majeure occurrence arises that will likely delay the Commencement Date beyond eight (8) weeks following the Early Possession Date. In the event that Force Majeure delays the Commencement Date beyond eight (8) weeks following the Early Possession Date, but Lessee is utilizing all or a portion of the Premises for its business operations from and after eight (8) weeks following the Early Possession Date, Lessee shall pay to Lessor a proportionate share of the Base Rent and Additional Rent payable by Lessee hereunder, based upon the portion of the Premises being utilized by Lessee. As used herein, the term “Forces Majeure” shall mean any delay resulting from or caused by an Act of God, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, malicious mischief, inability to procure or general shortage of labor, equipment, facilities, materials, or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, litigation not within the reasonable control of Lessee, condemnation, requisition, law, order or regulation of government or civil, military or naval authority, or any other cause (excluding financial inability) whether similar or dissimilar to the foregoing not within the reasonable control of Lessee.

2.	The following is hereby added to Section 1.4, Early Possession:

Early Possession. Lessor shall deliver possession of the Premises to Lessee on or before three (3) business days following the full execution of this Lease (the “Early Possession Date.”)

3.	The following is hereby added to Section 1.5, Base Rent:

Months 1 through 2:	$-0-
Months 3 through 60:	$43,978.00
Months 61 through 90:	$47,643.00
Month 91:	$-0-
Months 92 through 120:	$51,308.00

Notwithstanding the foregoing, Lessor and Lessee agree that, in the event that Lessee completes the contemplated Management Buyout (as defined in Paragraph 3 on Page 6A of the Lease), Base Rent in the amount of $43,978.00 per month shall be payable during months 1 and 2 of the term hereof, and no Base Rent shall be due from Lessee to Lessor for months 36 and 48 of the Lease term. In the event that the Management Buyout has not occurred prior to the Commencement Date, and thereafter the Management Buyout occurs, Lessee shall (i) provide written notice to Lessor that the Management Buyout has occurred within five (5) business days following the completion thereof, and (ii) pay to Lessor, with the next installment of Base Rent becoming due under the Lease, all Base Rent for months 1 and/or 2 of the term hereof not previously paid to Lessor by Lessee.

4.	The following is hereby added to Section 1.6(b), Lessee’s Share of Common Area Operating Expenses:

A. Notwithstanding anything to the contrary contained herein, “Lessee’s Share” of (i) Common Area Operating Expenses and (ii) expenses reimbursable to Lessor by Lessee pursuant to Section 7.2 of the Lease (collectively, the “Reimbursable Costs”) shall be (a) Forty and 6/10 Percent (40.6%), based upon the square footage of the Premises (not including the square footage of the Truck Parking Area) as compared to the square footage of the Industrial Center available for lease, with respect to those Reimbursable Costs identified below as applicable to the Industrial Center, and (b) one hundred percent (100%) with respect to those Reimbursable Costs identified below as applicable to the Building.

B. Those categories of Reimbursable Costs applicable to the Industrial Center include Real Property Taxes, insurance premiums payable by Lessor, property association dues and fees payable by Lessor in connection with the recorded covenants, conditions and restrictions for California Commerce Center, miscellaneous cleaning of Common Area facilities, including without limitation, windows, walls, sidewalks, landscaping and parking lots that are part of Common Areas, miscellaneous repair and maintenance of electrical facilities and service serving the Common Areas, including without limitation, replacement of exterior lights, miscellaneous repair and maintenance of plumbing facilities and service serving the Common Areas, miscellaneous repair and maintenance of doors (excluding roll-up doors), painting of the Industrial Center, the cost of providing water, gas, and electricity for Common Area facilities, the cost of maintaining, repairing and replacing landscaping in the Industrial Center, the cost of maintaining, repairing and replacing the parking lots, paved or concreted areas and walkways within the Industrial Center, the cost of any capital improvements or replacements made to the Common Areas, and any other costs or expenses incurred by Lessor in the operation and maintenance of the Common Areas which are not part of the Reimbursable Costs applicable to the Building.

C. Those categories of Reimbursable Costs applicable to the Building include sprinkler monitoring costs for the Building, including without limitation, all testing costs, inspection costs, telephone and monitoring charges and repair or replacement costs, the cost of repairing or replacing the roof on the Building, the cost of repairing or replacing the heating, ventilating and air conditioning system serving the Building, the cost of repairing or replacing the electrical service and meters serving the Building, the cost of repairing or replacing the water and sewer service and meters to the Building, the cost of maintaining, repairing and replacing the Truck Parking Area, the cost of any capital improvements or replacements made to the Building and Truck Parking Area, and any other costs or expenses incurred by Lessor in the operation and maintenance of the Building or Truck Parking Area which are not part of the Reimbursable Costs applicable to the Common Areas.

D. Notwithstanding anything to the contrary set forth above, with respect to Reimbursable Costs that constitute replacements of equipment and improvements which Lessor is required to perform pursuant to the terms of this Lease, and any other replacements or improvements which Lessor determines to be reasonably necessary to the operation of the Industrial Center, or which are mandated or required by applicable law, ordinance or code, shall hereinafter be known as “Capital Costs.” Certain Capital Costs shall be reimbursed by Lessee to Lessor hereunder as part of Reimbursable Costs each year, only to the extent of that fraction allocable to the year in question. Lessee shall reimburse Lessor each year for that portion of the Capital Cost determined by taking (i) the total Capital Cost amount incurred by Lessor, with interest on such Capital Cost amount at a rate equal to ten percent (10%) per annum over the commercially reasonable useful life of the improvement for which such Capital Cost was incurred, and (ii) multiplying such amount by a fraction, the numerator of which is the then remaining term of this Lease (or if Lessee elects to extend the term hereof, by such extended term or the remainder thereof), and the denominator of which is the commercially reasonable useful life of the improvement for which such Capital Cost was incurred. The Capital Costs subject to such amortization procedure are restricted to the following two categories: (a) those costs for capital improvements to the Industrial Center or the

Building of a type which do not normally recur more frequently than every five (5) years in the normal course of operation and maintenance of facilities such as the Industrial Center or the Building (specifically excluding painting of all or a portion of the Industrial Center or Building); and (b) costs incurred for the purpose of reducing other operating expenses or utility costs, from which Lessee can expect a reasonable benefit, or that are required by governmental law, ordinance, regulation or mandate, not applicable to the Industrial Center or Building at the time of the original construction.

E. With respect to Capital Costs incurred solely for the purpose of reducing other operating expenses or utility costs, from which Lessee can expect a reasonable benefit, Lessor shall obtain Lessee’s prior written consent to the incurring of such Capital Costs by Lessor, which consent shall not be unreasonably withheld or delayed. Lessee shall approve or disapprove Lessor’s request to incur such Capital Costs within five (5) business days of Lessee’s receipt of written notice from Lessor that it desires to incur such Capital Costs, which notice from Lessor shall describe with reasonable specificity the nature and extent of the Capital Costs proposed to be incurred. In the event that Lessee shall disapprove of Lessor’s incurring of such Capital Costs, Lessee’s written disapproval shall include the specific reasons for Lessee’s disapproval.

F. With respect to Capital Costs incurred for the purpose of seismically upgrading or retro-fitting the Building and which is required by governmental mandate or ordinance, Lessor and Lessee agree that the commercially reasonable useful life of such improvements shall be a period of thirty (30) years. With respect to Capital Costs incurred for the purpose of re-roofing the Building, Lessor and Lessee agree that the commercially reasonable useful life of such roof shall be a period of (i) ten (10) years, if Lessor determines to put a three-ply roof on the Building, or (ii) twenty (20) years, if Lessor determines to put a four-ply roof on the Building.

G. Lessor and Lessee acknowledge that the water pressure currently provided by the local water utility company is sufficient for Lessee’s use and for the fire protection system serving the Premises. In the event that, in the future, the water pressure provided by the local water utility company reasonably becomes insufficient for Lessee’s use and the fire protection system serving the Premises, Lessor agrees, as Reimbursable Cost applicable to the Building, to install an ancillary water pump to provide water pressure reasonably sufficient for Lessee’s use and for the fire protection system serving the Premises. The cost of such pump shall be deemed to be a Capital Cost, amortized in accordance with the provisions set forth above in subsection D.

5.	The following is hereby added to Section 1.8, Permitted Use:

Use. The Premises shall be used solely for general warehouse use and distribution, storage, packaging, service and repair of products, for the forming of granular chlorine into tablets, the packaging of chlorine into Department of Transportation (“DOT”) approved consumer sized containers, the repackaging of granular chemicals (including chlorine compounds) into DOT approved consumer sized containers, the mixing, dilution and packaging of liquid pool products and for any other uses which are incidental or reasonably related thereto, and for no other purpose.

6.	The following is hereby added as new Section 4.2 (e):

Also included within the definition of Common Area Operating Expenses shall be a yearly management fee paid to Lessor for the operation and management of the Industrial Center, which in no event shall exceed ten percent (10%) of the sum of (i) Common Area Operating Expenses of the Building and/or the Industrial Center, as applicable (not including Real Property Taxes), which are payable by Lessee hereunder, plus (ii) those costs incurred by Lessor pursuant to Section 7.2 of the Lease which are applicable to the Building and/or the Industrial Center and which are payable by Lessee hereunder. The aforementioned management fee is the only management or administrative fee charged to Lessee by Lessor in connection with its management and operation of the Premises and the Industrial Center.

7.	The following is hereby added to Section 8.2(a) where indicated:

“ONE MILLION DOLLARS ($1,000,000.00) per occurrence with a ONE MILLION DOLLAR ($1,000,000.00) annual aggregate and an umbrella policy of FIVE MILLION DOLLARS ($5,000,000.00) any occurrence,”

8.	The following is hereby added as new Section 9 where indicated:

A. Rights of Termination. In the event the Premises suffers (a) an “uninsured property loss” (as hereinafter defined) or (b) a property loss which cannot be repaired within two hundred seventy (270) days from the date of destruction under the laws and regulations of state, federal, county or municipal authorities, or other authorities with jurisdiction, lessor may terminate this Lease as at the date of the damage upon written notice to Lessee following the casualty. In the event of a property loss to the Premises which cannot be repaired within two hundred seventy (270) days of the occurrence thereof, Lessee shall have the right to terminate the Lease by written notice to Lessor within thirty (30) days following notice from Lessor that the time for restoration shall exceed two hundred seventy (270) days. Lessor shall deliver such notice to Lessee within forty-five (45) days following the date of such damage or destruction. For purposes of this Lease, the term “uninsured property loss” shall mean any loss arising from a peril not covered by the standard form of “All Risk” property insurance policy, or not covered by Lessor’s policy of earthquake insurance, including any deductible related thereto (subject to the provisions of Subsection B, below.)

B. Earthquake Damage. Subject to Subparagraph A, above, in the event of any earthquake damage to the Premises (not including Lessee’s Special Improvements or Lessee-Owned Alterations or Utility Installations, for which Lessee shall be solely responsible) which is not covered by Lessor’s policy of earthquake insurance, including any deductible related thereto, and which costs less than Fifty Thousand Dollars (50,000.00) to repair. Lessor shall be obligated to make such repairs at its sole cost and expense. Subject to Subparagraph A, above, in the event of any earthquake damage to the Premises which is not covered by Lessor’s policy of earthquake insurance, including any deductible related thereto, and which costs in excess of Fifty Thousand Dollars (50,000.00) to repair, Lessor shall have no obligation to make any such repairs, and may elect to terminate this Lease pursuant to Subsection A, above, unless Lessee agrees in writing, within thirty (30) days following receipt of notice from Lessor that the cost to repair is reasonably estimated by Lessor to exceed the sum of Fifty Thousand Dollars (50,000.00), to the “Capitalization Procedure” (as described below.) In the event that Lessee timely and property notifies Lessor that it agrees to the Capitalization Procedure, Lessor shall have no right to terminate this Lease as a result of such earthquake damage, and shall commence to repair all such damage as soon as reasonably possible and thereafter to diligently prosecute such repairs to completion. In the event that Lessee timely and properly notifies Lessor that it agrees to the Capitalization Procedure, all costs of repairing such earthquake damage in excess of Fifty Thousand Dollars (50,000.00) shall be treated as a Capital Cost, as specified in Paragraph 4 of this Addendum, recoverable from Lessee in accordance therewith, with the reasonable useful life of such repairs being agreed between Lessor and Lessee to be thirty (30) years (the “Capitalization Procedure.”)

C. Repairs. In the event of a property loss which may be repaired within two hundred seventy (270) days from the date of the damage, or, in the alternative, in the event the parties do not elect to terminate this Lease under the terms set forth above, then this Lease shall continue in full force and effect and Lessor shall forthwith undertake to make such repairs to reconstitute the Premises to as near the condition as existed prior to the property loss as practicable. Such partial destruction shall in no way annul or void this Lease except that Lessee shall be entitled to a proportionate reduction of Base Rent and Additional Rent following the property loss and until the time the Premises are restored. Such reduction shall be an amount which reflects the degree of interference with Lessee’s business. So long as Lessee conducts its business in the Premises, there shall be no abatement until the parties agree on the amount thereof. If the parties cannot agree within forty-five (45) days of the property loss, the matter shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association. Upon the resolution of the dispute, the settlement shall be retroactive and Lessor shall within ten (10) days thereafter refund to Lessee any sums due in respect of the reduced rental from the date of the property lose. If such dispute is arbitrated, the losing party in such dispute shall pay all the fees and cost of the American Arbitration Association in such arbitration, including without limitation the fee for the arbitrator. Lessor’s obligations to restore shall in no way include any construction originally performed by Lessee or subsequently undertaken by Lessee, including without limitation Lessee’s Special Improvements (as defined in Exhibit C hereto) and any Lessee-Owned Alterations and/or Utility Installations, but shall include solely that property constructed by Lessor prior to commencement of the Term hereof.

D. Repair Costs. The cost of any repairs to be made by Lessor, pursuant to this Section 9 of this Lease (specifically excluding Subparagraph B, above), shall be paid by Lessor utilizing available insurance proceeds. In no event shall Lessor be required to expend in restoration of the Premises more than it receives from Lessor’s property insurance policies.

E. Total Destruction. Total destruction of the Premises shall terminate this Lease.

F. Waiver. Lessee hereby waives all statutory or common law rights of termination in respect to any partial destruction or property loss which Lessor is obligated to repair or may elect to repair under the terms of this Article. Further, in event of a property loss to the Premises which costs in excess of Two Hundred Thousand Dollars ($200,000.00) to repair and occurring during the last two (2) years of the original term hereof or of any extension, Lessor need not undertake any repairs and may cancel this Lease unless Lessee has the right under the terms of this Lease to extend the term for an additional period of at least five (5) years and does so within thirty (30) days following the date of the property loss. In event of a property loss to the Premises during the last twelve (12) months of the original term hereof or of any extension thereof, which will take in excess of one hundred eighty (180) days to repair or restore, either Lessor or Lessee may elect to terminate this Lease upon written notice to the other.

9.	The following is hereby added as new Section 12.4:

A.	“In addition to any other conditions to Lessor’s consent to a proposed assignment or sublet of all or a portion of the Premises contained herein, Lessor and Lessee agree that should Lessor withhold its consent for any of the following reasons, which list is not exclusive, such withholding shall be deemed to be reasonable:

(1)	The tangible net worth of the proposed assignee or sublessee of all of the Premises is not at least equal to Thirty Million Dollars (provided, however, that the foregoing requirement shall not apply to a sublease of less than all of the Premises);

(2)	A proposed transferee whose occupation of the Premises would cause a diminution in the reputation of the Industrial Center or the other businesses located therein;

(3)	A proposed transferee whose impact on the Premises, the common facilities or the other occupants of the Industrial Center would be in excess of the impact caused by Lessee; or

(4)	A proposed transferee whose occupancy will require a variation in the terms of the Lease.

B.	Procedure for Obtaining Consent. Lessor need not commence its review of any proposed assignment or sublet, or respond to any request by Lessee with respect to such, unless and until it has received from Lessee reasonably adequate descriptive information concerning the business to be conducted by the proposed transferee, the transferee’s financial capacity, and such other information as may reasonably be required in order to form a prudent judgment as to the acceptability of the proposed assignment or sublet, including, without limitation, the following:

(1)	The past two years’ Federal Income Tax returns of the proposed transferee (or in the alternative the past two years’ audited annual Balance Sheets and Profit and Loss statements, certified correct by a Certified Public Accountant);

(2)	Banking references of the proposed transferee; and

(3)	A resume of the business background and experience of the proposed transferee.

Lessee shall reimburse Lessor as additional rent for Lessor’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any proposed Transfer of the Premises, whether or not consent is granted, provided that the same shall not exceed Fifteen Hundred Dollars ($1500.00) per transaction. Lessor shall approve or disapprove of Lessee’s request for consent to a Transfer within five (5) business days of Lessor’s receipt of all of the above referenced information from Lessee.

C.	Recapture. By written notice to Lessee (the “Termination Notice”) within five (5) business days following submission to Lessor by Lessee of the information specified above, Lessor may terminate this Lease in the event of a proposed assignment of this Lease or sublet of the entire Premises.

D.	Effect of Transfer. If Lessor consents to a proposed assignment or sublet, the following conditions shall apply:

(1)	Each and every covenant, condition or obligation imposed upon Lessee by this Lease and each and every right, remedy or benefit afforded Lessor by this Lease shall not be impaired or diminished as a result of such assignment or sublet.

(2)	On a monthly basis, any sums of money, or other economic consideration received by Lessee from the transferee in such month (whether or not for a period longer than one month), including higher rent, bonuses, key money, or the like which exceed, in the aggregate, the total sums which Lessee pays Lessor under this Lease in such month, or the prorated portion thereof if the premises transferred is less than the entire Premises, shall be payable fifty percent (50%) to Lessor and fifty percent (50%) to Lessee, and Lessor’s share shall be paid with Lessee’s payment of Base Rent after deduction of the reasonable out-of-pocket costs incurred by Lessee for (i) any space planning, architectural or design fees or expenses incurred in connection with such assignment or sublease, (ii) any improvement allowance or other monetary consideration provided to the transferee by Lessee, (iii) reasonable legal fees incurred in connection with such assignment or sublease, (iv) costs of advertising the Premises or portion thereof which is the subject of the assignment or sublease (hereinafter, the “Transfer Costs”), pursuant to the following procedure: the Transfer Costs shall be amortized on a monthly straight line basis over the term of the assignment or sublease, and only that amortized portion of the Transfer Costs applicable to each month of the term of the assignment or sublease shall be deducted from the payment hereinabove specified to be made by Lessee to Lessor.

(3)	Subject to the provisions of Paragraph F, below, no Transfer, whether or not consent of Lessor is required hereunder, shall relieve Lessee of its primary obligation to pay the rent and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rent by Lessor from any person shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any assignment or sublet of the Premises.

(4)	If Lessor consents to a sublease, such sublease shall not extend beyond the expiration of the term of this Lease.

(5)	No proposed assignment or sublet shall be valid and no transferee shall take possession of the Premises or any part thereof unless, within ten (10) days after the execution of the documentary evidence thereof, Lessee shall deliver to Lessor a duly executed duplicate original of the instrument by which the proposed assignment or sublet is to be documented, in form reasonably satisfactory to Lessor which provides that (i) any assignee (but not necessarily any subtenant) assumes Lessee’s obligations for the payment of rent and for the full and faithful observance and performance of the covenants, terms and conditions contained herein, (ii) such transferee will, at Lessor’s election, attorn directly to Lessor in the event Lessee’s Lease is terminated for any reason on the terms set forth in the instrument of transfer and (iii) such instrument of transfer contains such other assurances as Lessor reasonably deems necessary.

E.	Excluded Transfers. Notwithstanding any provision of this Lease to the contrary, Lessor’s consent shall not be required for, Lessor’s recapture right specified in subparagraph C, above, shall not apply to, and Lessor shall not share in any profits of the type described in subparagraph D.2, above, with respect to, any (i) sublease of all or a portion of the Premises to Leslie’s Pool Brite, a California corporation, (ii) sublease to a company that provides to Lessee (and possibly third parties) pool equipment or other parts incidental to Lessee’s business operations within the Premises, (iii) lease of storage space within the Premises where the party leasing such space does not enter into possession of the Premises or any portion thereof but merely consigns items for storage to Lessee (provided that such items consigned for storage do not include any Hazardous Substances), or (iv) any assignment of this lease or sublease of any portion of the Premises to any entity or person which controls, is controlled by, or under common control with, Lessee. Lessee shall notify Lessor in writing of any assignment of this Lease or any sublease of all or a portion of the Premises (except for leases of storage space as contemplated by subsection (ii), above, which shall require no notice to Lessor) within ten (10) days following such assignment or sublease. Included in such notice shall be an executed copy of the document by which such assignment or sublease has been effectuated. As used above, “control” means ownership and the right to vote stock possessing at least fifty percent (50%) of the total combined voting power of all classes of Lessee’s capital stock issued, outstanding and entitled to vote for election of directors.

F.	Release of Lessee. In the event that Lessee proposes an assignment of this Lease to an assignee that Lessor agrees meets the requirements set forth in subparagraph A, above, upon receiving Lessor’s written consent to such assignment Lessee shall be released from all of its obligations thereafter accruing under this Lease.

10.	The following is hereby added as new Section 36(c):

“Notwithstanding anything to the contrary contained in this Lease, if any provision of this Lease expressly or impliedly obligates Lessor not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Lessee’s sole right and remedy in any dispute as to whether Lessor has breached such obligation.”

11.	The following is hereby added as new Section 49:

“Limited Liability. In the event of default, breach, or violation by Lessor (which term includes Lessor’s, partners, co-venturers, co-tenants, officers, directors, employees, agents or representatives) of any Lessor’s obligations under this Lease, Lessor’s liability to Lessee shall be limited to its ownership interest in the Industrial Center or the proceeds of a public sale of such interest pursuant to foreclosure of a judgment against Lessor. Lessor (as defined above) shall not be personally liable for any deficiency beyond its interest in the industrial Center.”

12.	[NOT IN HARD COPY]

13.	The following is hereby added as new Section 50:

“Interruptions. It is understood that Lessor does not warrant that any of the services or utilities in this Lease will be free from interruption. Lessee acknowledges that any one or more such services or utilities maybe suspended or reduced by reason of repairs, alterations or improvements necessary to be made, by strikes or accidents, by action of the local utility supplier, by orders or regulations of any federal, state, county or municipal authority, and other cause beyond the reasonable control of Lessor. Any such interruption or suspension of services or utilities shall not be deemed an eviction or disturbance of Lessee’s use and possession of the Premises or any part hereof, not render Lessor liable to Lessee for damages by abatement of Rent or otherwise, nor relieve Lessee of performance of Lessee’s obligations under this Lease.”

14.	The following is hereby added as new Section 51.

“Condition of Premises. Except as to the specific warranties of Lessor contained herein, and the construction obligations of Lessor, if any, stated in Exhibit “C” to this Lease, Lessee shall accept the Premises in “as is” condition as of the date of execution of this Lease by Lessee, and Lessee acknowledges that the Premises in such condition are in good and sanitary order, condition and repair.”

15.	The following is hereby added as new Section 52:

“Waiver of Claims. Provided that Lessee elects to self insure for damage to its personal property, trade fixtures, Lessee’s Special Improvements, Lessee-Owned Alterations or Utility Installations, and for business interruption/loss of income due to damage or destruction to the Premises, interruptions with necessary utility services, or other events which cause Lessee economic loss because it is unable to utilize the Premises to any extent, Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor for damages to goods, wares, merchandise and loss of business (including loss of income in other retail outlets of Lessee as a result of its inability to utilize the Premises to any extent) in, upon or about the Premises and injury to Lessee, its agents, employees, invitees or third persons, in, upon or about the Premises, from any cause arising at any time, including the negligence of the parties hereto.”

16.	The following is hereby added as new Section 53:

“Notice and Right to Cure Default. Lessee agrees to give any mortgagee(s) and/or trust deed holders, by registered mail, a copy of any notice of default served upon Lessor, provided that prior to such notice Lessee has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such mortgagees and/or trust deed holders. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.”

17.	The following is hereby added as new Section 54:

“Waiver of California Code Sections. In this Lease, numerous provisions have been negotiated by the parties, some of which provisions are covered by statute. Whenever a provision of this base and a provision of any statute or other law cover the same matter, the provisions of this Lease shall control. Therefore, Lessee waives (for itself and all persons claiming under Lessee) the provisions of Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1941 and 1942 with respect to Lessor’s repair duties and Lessee’s right to repair, Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises by condemnation as herein defined; and any right of redemption or reinstatement of Lessee under any present or future case law or statutory provision (including Code of Civil Procedure Section 1179) in the event Lessee is dispossessed from the Premises for any reason. This waiver applies to future statutes enacted in addition to or in substitution for the statutes specified herein.”

18.	The following is hereby added as new Section 55:

“OPTION TO EXTEND THE TERM.

1.	Notice to Exercise. Lessee shall have the right to extend the initial term hereof for two (2) additional and consecutive periods of five (5) years each upon the same terms and conditions as stated herein, except for the Base Rent, which shall be determined for the first Extended Term in accordance with paragraph 3, below, and which shall be determined for the second Extended Term in accordance with paragraphs 4 through 9, below; and further, except that the number of additional periods shall be reduced by one for each extension option that is exercised. Each such extension is herein referred to as an “Extended Term”. Failure to timely exercise any extension option hereunder shall cause all subsequent options to immediately become null and void. Lessee must exercise its right, if at all, by written notification (the “Notice to Exercise”) to Lessor not less than One Hundred Eighty (180) nor more than Two Hundred Seventy (270) days prior to the expiration of the initial term hereof, or the then current Extended Term, if any, provided that Lessee is not in Breach of this Lease as of the date (i) that Lessee exercises its right to extend the term hereof, or (ii) of the commencement of the applicable Extended Term.

2.	Options are Personal. The options to extend granted herein are personal to the original Lessee executing this lease, and notwithstanding anything to the contrary contained in the Lease, the rights contained in this Addendum are not assignable or transferable by such original Lessee. Lessor grants the rights contained herein to Lessee in consideration of Lessee’s strict compliance with the provisions hereof, including without limitation, the manner of exercise of this option.

3.	CPI Adjustment. The Base Rent provided herein shall be subject to increase at the commencement of the first Extended term hereof, and upon the expiration of the thirtieth (30th) month of the first Extended Term (hereinafter, the “adjustment dates”), as follows:

The basis for computing the increase in Base Rent is the Consumer Price Index, All Urban Consumers, All Items, Los Angeles-San Diego-Riverside Area, published by the United States Department of Labor, Bureau of Labor Statistics (1984=100) (the “Index”). The Index which is published nearest to the commencement of the ninety-second (92nd) full calendar month of the initial term of this Lease (for the rental adjustment as of the commencement of the first Extended Term), or the immediately prior adjustment date (for the rental adjustment as of the end of the thirtieth (30th) month of the first Extended Term) shall be deemed to be the “Beginning Index”. The Index published nearest to the applicable adjustment date shall be deemed to be the “Extension Index”. If the Extension Index has increased over the applicable Beginning Index, the Base Rent until the next rent adjustment date, if any, shall be established by multiplying the Base Rent in effect immediately prior to the applicable adjustment date by a fraction, the numerator of which is the Extension Index and the denominator is the

Beginning Index. In no event, however, shall the Base Rent as established at the (i) first adjustment date be less than seven percent (7%) more than, or more than fourteen percent (14%) more than, the Base Rent due immediately prior to the first adjustment date, and (ii) second adjustment date be less than seven and one-half percent (7.5%) more than, or more than fifteen percent (15%) more than, the Base Rent due immediately prior to the second adjustment date. Lessor shall notify Lessee of the amount of such adjustment, and Lessee shall acknowledge such adjustment within five (5) days of such notice from Lessor. Following adjustment of the Base Rent as specified herein, the parties shall immediately execute an amendment to the Lease on request of either party stating the new Base Rent. In the event the Extension Index has not been published as of the applicable adjustment date, the previous Base Rent shall remain in effect until publication thereof. On the first calendar month following publication of the Extension Index (the “Retroactive Date”), Lessee shall pay to Lessor (i) the Base Rent for the current month as increased as provided herein, and (ii) the monthly increase in the Base Rent resulting from the calculation upon publication of the Extension Index multiplied by the number of months that have elapsed between the last adjustment date and the Retroactive Date, such that the newly revised Base Rent shall have been paid in full commencing with the immediately preceding adjustment date.

If the Index is changed so that the Beginning Index differs from that used for the Extension Index, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term of the Lease, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised.

4.	Fair Market Rental. If Lessee exercises the right to extend the term of the Lease for the second Extended Term contemplated hereby, then the Base Rent shall be adjusted to equal the Fair Market Rental for the Premises as of the date of the commencement of the second Extended Term, pursuant to the procedures hereinafter set forth. The term “Fair Market Rental” means the Base Rent chargeable for the Premises based upon the following factors applicable to the Premises or any comparable premises:

(a)	Rental rates being charged for comparable premises in the same geographical location;

(b)	The relative locations of the comparable premises;

(c)	Improvements, or allowances provided for improvements, or to be provided;

(d)	Rental adjustments, if any, or rental concessions;

(e)	Services and utilities provided or to be provided;

(f)	Use limitations or restrictions;

(g)	Any other relevant Lease terms or conditions.

In no event, however, shall the Fair Market Rental be less than the Base Rent in effect immediately prior to the commencement date of the second Extended Term. The Fair Market Rental may include provision for further Base Rent adjustments during the Extended Term if such adjustments are commonly required in the market place for similar types of leases.

5.	Determination of Fair Market Rental. Upon exercise of the right to extend for the second Extended Term, and included within the Notice of Exercise, Lessee shall notify Lessor of its opinion of Fair Market Rental as above defined for the second Extended Term. If the parties are unable to agree upon a Base Rent for the second Extended Term within thirty (30) days following Lessor’s receipt of the Notice to Exercise, within ten (10) days thereafter, either party at its own cost and expense and by giving notice to the other party in writing, may appoint a real estate appraiser who is a member of the Appraisal Institute, or the Society of Real Estate Appraisers, or an equivalent professional organization, with at least five (5) years’ experience appraising properties devoted to the same general type of use (e.g. office, industrial) as the Premises in the county in which the Premises are located (“Qualified Appraiser”), to set the Fair Market Rental for the second Extended Term. The terms “Base Rent” and “Fair Market Rental” as used in this article shall be interchangeable. If a party does not appoint a Qualified Appraiser within ten (10) days after the first party has given notice of the name of its Qualified Appraiser, the single Qualified Appraiser appointed shall be the sole appraiser and shall set the Fair Market Rental for the second Extended Term. If two Qualified Appraisers are appointed by the parties, they shall meet promptly, on five (5) days’ notice to the parties, to take such evidence and other information as the parties may deem reasonable to submit to the Qualified Appraiser. Within thirty (30) days after the selection of the last of the two Qualified Appraisers to be appointed by the parties, the Qualified Appraisers shall render their opinions of the Fair Market Rental of the Premises as above qualified. If the two valuations are within ten percent (10%) of each other, they shall be averaged and the average of the two shall be the Base Rent for the second Extended Term. If only one appraisal is timely submitted, that opinion shall constitute the Base Rent for the second Extended Term. If the two valuations are separated by more than ten percent (10%), then the two Qualified Appraisers shall, within ten (10) days following the last date for submission of the two appraisals of Fair Market Rental, appoint a third Qualified Appraiser. If they are unable to agree upon a third Qualified Appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days’ notice to the other party, may demand Arbitration as specified in Section 7 of this Addendum. If neither party applies for Arbitration within the ten (10) day period herein specified, the two appraisals of Fair Market Rental shall be averaged as stated above, and such average shall be the Base Rent for the second Extended Term.

6.	Arbitration. In the event the parties are unable to mutually agree upon a Base Rent for the second Extended Term, and in such event proceed to the Appraisal or Arbitration procedure herein specified, both parties shall be bound to submit the matter for such determination. The procedure specified in this article for appointment of Qualified Appraisals, delivery of appraisals, appointment of an Arbitrator, and determination of Fair Market Base Rental Value thereby, is herein collectively referred to as “Arbitration.” The Arbitration shall be conducted and determined in the County where the Premises are situated. If the Arbitration is not concluded before the commencement of the second Extended Term, Lessee shall pay Base Rent to Lessor in an amount equal to the Fair Market Rental set forth in the appraisal by Lessor’s Qualified Appraiser until the Fair Market Rental is determined in accordance with the arbitration provisions hereof. If the Fair Market Rental as determined by Arbitration differs from that stated by Lessor’s Qualified Appraiser, then any adjustment required to correct the amount previously paid by Lessee shall be made by payment by the appropriate party within thirty (30) days after the determination of Fair Market Rental by Arbitration has been concluded, as provided herein. Lessee shall be obligated to make payment during the entire second Extended Term of the Base Rent determined in accordance with the Arbitration procedures hereunder.

7.	Demand for Arbitration. A party demanding Arbitration hereunder shall make its demand in writing (“Demand Notice”) within ten (10) days after receipt of notice from the Qualified Appraisers that they have failed to appoint a third Qualified Appraiser as specified in Section 5 above. A copy of the Demand Notice shall be sent to the President of the Real Estate Board for the County in which the Premises are located. If there is no Real Estate Board, or Board President, in said County then a copy of the Demand Notice shall be sent to the Presiding Judge of the highest trial court in such County for the State in which the Premises are located. The Board President or Presiding Judge, whichever is applicable, is hereinafter referred to as the “Appointer”. The Appointer, acting in his personal, private capacity, shall appoint within ten (10) days thereafter a Qualified Appraiser. The Arbitrator shall be qualified to serve as an expert witness, over objection, to give opinion testimony addressed to the issue in a court of competent jurisdiction.

8.

Decision of the Arbitrator. As used herein, the term Arbitrator refers to a third Qualified Appraiser, selected by any of the methods heretofore set forth. The Arbitrator shall, within sixty (60) days after his appointment, state in writing his determination as to whether the Fair Market Rental stated by Lessor’s Qualified Appraiser or the Fair Market Rental stated by Lessee’s Qualified Appraiser, most closely approximates his own. The Arbitrator shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rental, but any such consultation shall be made in the presence of both parties with full right to cross examine. The Arbitrator may not state his own opinion of Fair Market Rental, but is strictly limited to the selection of one of the two appraisals submitted by the other two Qualified Appraisers. The Arbitrator shall have no right to propose a middle ground or any modification of either of the proposed valuation, and shall have no power to modify this Lease. The valuation so chosen as most closely approximating that of the Arbitrator shall constitute his decision, shall be deemed the Base Rent for the second Extended Term and shall be final and binding upon the parties absent fraud or gross error. The Arbitrator shall render a decision and ward in writing, with counterpart copies to each party. Judgment may be entered thereon in any court of competent jurisdiction.

9.	Successor Arbitrator; Fees and Expenses. In the event of failure, refusal, or inability of the Arbitrator to act in a timely manner, a successor shall be appointed in the same manner as such Arbitrator was first chosen hereunder. The fees and expenses of the Arbitrator and for the administrative hearing fee, if any, shall be divided equally between the parties. Each party shall bear its own attorneys’ fees and other expenses including fees of witnesses in presenting evidence, and the fees and cost of its own Qualified Appraiser.”

IN WITNESS WHEREOF, the parties have initialed this Addendum to Lease on the date set forth above.

LESSOR:	/s/

LESSEE:	/s/

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